Exhibit 99.1

FOR IMMEDIATE RELEASE
Comscore Reports First Quarter 2024 Results
RESTON, Va., May 7, 2024 – Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting and evaluating media across platforms, today reported financial results for the quarter ended March 31, 2024.
Q1 2024 Financial Highlights
•Revenue for the first quarter was $86.8 million compared to $91.6 million in Q1 2023
•Net loss of $1.1 million compared to $8.7 million in Q1 2023
•Adjusted EBITDA of $8.1 million compared to $5.2 million in Q1 2023
•Maintaining full-year guidance

"While revenue came in slightly below our expectations, our teams continued to make encouraging progress against a number of key initiatives that are critical to our transformation," said Jon Carpenter, CEO of Comscore. "Our adjusted EBITDA performance, and key product and client progress that we've continued to make with our cross-platform offerings, are evidence we're moving in the right direction. The quarter also saw major milestones like MRC accreditation for Comscore TV and JIC certification as a cross-platform currency - both are major validations of the progress that we continue to make. I remain confident in the direction we're taking the business, and we will continue to leverage Comscore's cross-platform capabilities to deliver value to our stakeholders."
First Quarter Summary Results
Revenue in the first quarter was $86.8 million, down 5.2% from $91.6 million in Q1 2023. This result was primarily driven by a decline in Cross Platform Solutions revenue of 9.7% from Q1 2023 due to lower national TV revenue, partially offset by growth in our movies business. Digital Ad Solutions revenue also declined 1.5% from Q1 2023, primarily due to lower syndicated digital revenue, partially offset by an increase in Activation (Proximic) and Comscore Campaign Ratings (CCR) revenue, which on a combined basis grew 28% compared to Q1 2023.
Our core operating expenses, which include cost of revenues, sales and marketing, research and development and general and administrative expenses, were $87.4 million, a decrease of 4.5% compared to $91.6 million in Q1 2023, primarily due to a decline in employee compensation as a result of our restructuring efforts and lower cloud computing costs.
Net loss was $1.1 million in Q1 2024, compared to $8.7 million in Q1 2023, resulting in net loss margins of 1.2% and 9.5% of revenue, respectively. After accounting for dividends on our convertible preferred stock, loss per share attributable to common shares was $(1.08) and $(2.66) for Q1 2024 and Q1 2023, respectively.
Non-GAAP adjusted EBITDA for the quarter was $8.1 million, compared to $5.2 million in Q1 2023, resulting in adjusted EBITDA margins of 9.4% and 5.7%, respectively. Excluding the impact of foreign currency transactions, FX adjusted EBITDA for the quarter was $7.2 million, compared to $6.7 million in Q1 2023. Adjusted EBITDA and adjusted EBITDA margin exclude stock-based compensation, restructuring costs, amortization of cloud-computing implementation costs, change in fair value of contingent consideration and warrants liability, transformation costs (added in Q3 2023 and applied to prior periods), and other items as presented in the accompanying tables. FX adjusted EBITDA excludes these items as well as gain/loss from foreign currency transactions.
Change in Revenue Solution Groups
In the first quarter of 2024, management decided to evaluate revenue results using solution groups that better represent the company's evolving business and customer needs, which are largely centered around measurement and insights. Beginning with Q1 2024, we are presenting revenue in the following two solution groups:
•Content & Ad Measurement represents the measurement portion of our business – measuring audiences across content and advertisements for linear TV, CTV, desktops, laptops, tablets and mobile devices. Product offerings reported in this solution group include our legacy subscription-based syndicated offerings that measure audiences for linear TV (national and local), digital and streaming, as well as theatrical box office receipts. Also included in this solution group are our transaction-based cross-platform products, Proximic and CCR. These syndicated and cross-platform products are used as currency to plan and execute ad campaigns, measure the outcome of ad campaigns, optimize ad campaigns that are in-flight, activate programmatic campaigns, and make content easier for programmatic advertisers to reach.
•Research & Insight Solutions represents the custom solutions we provide that are tailored to our clients' specific needs. These offerings include custom TV, digital and cross-platform data feeds, as well as other data integrations. They also include our survey business, our Consumer Brand Health (CBH) business, and other bespoke research, data and insight deliverables that help our clients better understand their business, competitive landscape, clients and market.
Using the new solution groups to evaluate revenue in the first quarter, Content & Ad Measurement revenue declined 5.3% from Q1 2023 due to lower revenue from our syndicated audience offerings, primarily related to national TV and syndicated digital products. This decline was partially offset by an increase in cross-platform revenue primarily driven by increased usage of our Proximic and CCR products. Research & Insight Solutions revenue declined 4.5% from Q1 2023, primarily due to lower deliveries of certain custom digital products.
If we had evaluated revenue based on the new solution groups in 2023, full-year revenue from Content & Ad Measurement and Research & Insight Solutions would have been approximately 83% and 17% of total revenue, respectively. Additional information about the new solution groups is set forth in the accompanying tables.
Balance Sheet and Liquidity
As of March 31, 2024, cash, cash equivalents and restricted cash totaled $18.9 million. Total debt principal, including $16.0 million in outstanding borrowings under our senior secured revolving credit agreement, was $19.6 million.
2024 Outlook
Based on current trends and expectations, we are maintaining our guidance for full-year 2024 revenue and adjusted EBITDA, expecting to have revenue between $375 million and $390 million and an adjusted EBITDA margin between 12% and 15%. We anticipate that our national TV revenue will continue to be impacted by the linear ad spend pressure that major networks are experiencing, and that demand for custom digital products will continue to be unpredictable due to the macroeconomic environment. As a result, we expect revenue in the second quarter of 2024 to be lower than in Q2 2023, with revenue growth building in the back half of the year as revenue from our Proximic and CCR products continues to ramp.
We do not provide GAAP net income (loss) or net income (loss) margin on a forward-looking basis because we are unable to predict with reasonable certainty our future stock-based compensation expense, fair value adjustments, variable interest expense, litigation and restructuring expense and any unusual gains or losses without unreasonable effort. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. For this reason, we are unable without unreasonable effort to provide a reconciliation of adjusted EBITDA or adjusted EBITDA margin to the most directly comparable GAAP measure, GAAP net income (loss) and net income (loss) margin, on a forward-looking basis.
Conference Call Information for Today, Tuesday, May 7, 2024 at 5:00 p.m. ET
Management will host a conference call to discuss the results on Tuesday, May 7, 2024 at 5:00 p.m. ET. The live audio webcast along with supplemental information will be accessible at ir.comscore.com/events-presentations. Participants can obtain dial-in information by registering for the call at the same web address and are advised to register in advance of the call to avoid delays. Following the conference call, a replay will be available via webcast at ir.comscore.com/events-presentations.
About Comscore
Comscore is a global, trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore empowers media buyers and sellers to quantify their multiscreen behavior and make meaningful business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, our expectations, forecasts, plans and opinions regarding expected revenue growth and adjusted EBITDA margin for 2024, growth drivers, economic and industry trends, value delivery to clients and shareholders, product infrastructure and innovation, and transformation plans. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, changes in our business and customer, partner and vendor relationships; external market conditions and competition; changes or declines in ad spending or other macroeconomic factors; evolving privacy and regulatory standards; and our ability to achieve our expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that we make from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. We do not intend or undertake, and expressly disclaim, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we are disclosing in this press release adjusted EBITDA, adjusted EBITDA margin and FX adjusted EBITDA, which are non-GAAP financial measures used by our management to understand and evaluate our core operating performance and trends. We believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, as they permit our investors to view our core business performance using the same metrics that management uses to evaluate our performance. Nevertheless, our use of these non-GAAP financial measures has limitations as an analytical tool, and investors should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Instead, you should consider these measures alongside GAAP-based financial performance measures, net income (loss), net income (loss) margin, various cash flow metrics, and our other GAAP financial results. Set forth below are reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures, net income (loss) and net income (loss) margin. These reconciliations should be carefully evaluated.

Media
Jenny Mulholland
Broadsheet Communications
press@comscore.com

Investors
John Tinker
Comscore, Inc.
212-203-2129
jtinker@comscore.com

COMSCORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31, 2024	December 31, 2023
(In thousands, except share and per share data)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,730	$22,750
Restricted cash	187	186
Accounts receivable, net of allowances of $488 and $614, respectively	55,724	63,826
Prepaid expenses and other current assets	13,010	11,228
Total current assets	87,651	97,990
Property and equipment, net	41,431	41,574
Operating right-of-use assets	17,293	18,628
Deferred tax assets	2,453	2,588
Intangible assets, net	7,314	8,115
Goodwill	309,751	310,360
Other non-current assets	11,782	12,040
Total assets	$477,675	$491,295
Liabilities, Convertible Redeemable Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$28,508	$30,551
Accrued expenses	32,855	34,422
Contract liabilities	50,097	48,912
Revolving line of credit	16,000	16,000
Accrued dividends	28,372	24,132
Customer advances	8,798	11,076
Current operating lease liabilities	8,424	7,982
Current portion of contingent consideration	1,202	4,806
Other current liabilities	3,044	4,680
Total current liabilities	177,300	182,561
Non-current operating lease liabilities	19,849	23,003
Non-current portion of accrued data costs	34,156	32,833
Deferred tax liabilities	1,232	1,321
Other non-current liabilities	5,901	7,589
Total liabilities	238,438	247,307
Commitments and contingencies
Convertible redeemable preferred stock, $0.001 par value; 100,000,000 shares authorized and 82,527,609 shares issued and outstanding as of March 31, 2024 and December 31, 2023; aggregate liquidation preference of $232,372 as of March 31, 2024, and $228,132 as of December 31, 2023	187,885	187,885
Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized as of March 31, 2024 and December 31, 2023; no shares issued or outstanding as of March 31, 2024 or December 31, 2023	—	—
Common stock, $0.001 par value; 13,750,000 shares authorized as of March 31, 2024 and December 31, 2023; 5,098,470 shares issued and 4,760,231 shares outstanding as of March 31, 2024, and 5,093,380 shares issued and 4,755,141 shares outstanding as of December 31, 2023	5	5
Additional paid-in capital	1,699,142	1,696,612
Accumulated other comprehensive loss	(16,097)	(14,110)
Accumulated deficit	(1,401,714)	(1,396,420)
Treasury stock, at cost, 338,239 shares as of March 31, 2024 and December 31, 2023	(229,984)	(229,984)
Total stockholders' equity	51,352	56,103
Total liabilities, convertible redeemable preferred stock and stockholders' equity	$477,675	$491,295

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2024	2023
Revenues	$86,795	$91,558

Cost of revenues (1) (2)	50,067	51,929
Selling and marketing (1) (2)	15,364	17,154
Research and development (1) (2)	8,767	8,919
General and administrative (1) (2)	13,213	13,574
Amortization of intangible assets	801	2,811
Restructuring	460	998
Total expenses from operations	88,672	95,385
Loss from operations	(1,877)	(3,827)
Other income (expense), net	275	(1,812)
Gain (loss) from foreign currency transactions	963	(1,466)
Interest expense, net	(572)	(352)
Loss before income taxes	(1,211)	(7,457)
Income tax benefit (provision)	157	(1,214)
Net loss	$(1,054)	$(8,671)
Net loss available to common stockholders:
Net loss	$(1,054)	$(8,671)
Convertible redeemable preferred stock dividends	(4,240)	(3,825)
Total net loss available to common stockholders	$(5,294)	$(12,496)
Net loss per common share (3):
Basic and diluted	$(1.08)	$(2.66)
Weighted-average number of shares used in per share calculation - Common Stock (3):
Basic and diluted	4,895,121	4,692,513
Comprehensive loss:
Net loss	$(1,054)	$(8,671)
Other comprehensive (loss) income:
Foreign currency cumulative translation adjustment	(1,987)	1,517
Total comprehensive loss	$(3,041)	$(7,154)

(1) Excludes amortization of intangible assets, which is presented as a separate line item.
(2) Stock-based compensation expense is included in the line items above as follows:

	Three Months Ended March 31,
	2024	2023
Cost of revenues	$243	$78
Selling and marketing	140	105
Research and development	180	55
General and administrative	815	879
Total stock-based compensation expense	$1,378	$1,117

(3) Adjusted retroactively for a 1-for-20 reverse split of our common stock effected on December 20, 2023.

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2024	2023
Operating activities:
Net loss	$(1,054)	$(8,671)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	5,248	4,724
Stock-based compensation expense	1,378	1,117
Non-cash operating lease expense	1,249	1,395
Amortization of intangible assets	801	2,811
Amortization expense of finance leases	644	429
Change in fair value of contingent consideration liability	89	96
Change in fair value of warrants liability	(286)	1,815
Deferred tax (benefit) provision	(132)	566
Other	623	254
Changes in operating assets and liabilities:
Accounts receivable	7,605	5,868
Prepaid expenses and other assets	(2,172)	38
Accounts payable, accrued expenses and other liabilities	(3,311)	(4,914)
Contract liabilities and customer advances	(1,164)	3,540
Operating lease liabilities	(2,650)	(1,817)
Net cash provided by operating activities	6,868	7,251

Investing activities:
Capitalized internal-use software costs	(5,833)	(5,345)
Purchases of property and equipment	(263)	(487)
Net cash used in investing activities	(6,096)	(5,832)

Financing activities:
Contingent consideration payment at initial value	(3,693)	(1,037)
Principal payments on finance leases	(658)	(445)
Other	(56)	(174)
Net cash used in financing activities	(4,407)	(1,656)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(384)	467
Net (decrease) increase in cash, cash equivalents and restricted cash	(4,019)	230
Cash, cash equivalents and restricted cash at beginning of period	22,936	20,442
Cash, cash equivalents and restricted cash at end of period	$18,917	$20,672

	As of March 31,
	2024	2023
Cash and cash equivalents	$18,730	$20,274
Restricted cash	187	398
Total cash, cash equivalents and restricted cash	$18,917	$20,672

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of GAAP net loss and net loss margin to non-GAAP adjusted EBITDA, adjusted EBITDA margin and non-GAAP FX adjusted EBITDA for each of the periods identified:

	Three Months Ended March 31,
(In thousands)	2024 (Unaudited)	2023 (Unaudited)
GAAP net loss	$(1,054)	$(8,671)

Depreciation	5,248	4,724
Income tax (benefit) provision	(157)	1,214
Amortization of intangible assets	801	2,811
Interest expense, net	572	352
Amortization expense of finance leases	644	429
EBITDA	6,054	859

Adjustments:
Stock-based compensation expense	1,378	1,117
Restructuring	460	998
Amortization of cloud-computing implementation costs	362	359
Change in fair value of contingent consideration liability	89	96
Transformation costs (1)	75	—
Other (income) expense, net (2)	(286)	1,815
Non-GAAP adjusted EBITDA	$8,132	$5,244
Net loss margin (3)	(1.2)%	(9.5)%
Non-GAAP adjusted EBITDA margin (4)	9.4%	5.7%

Adjustments:
(Gain) loss from foreign currency transactions	(963)	1,466
Non-GAAP FX adjusted EBITDA	$7,169	$6,710
(1) Transformation costs represent expenses incurred prior to formal launch of identified strategic projects with anticipated long-term benefits to the company. These costs generally relate to third-party consulting and non-capitalizable technology costs tied directly to the identified projects. We added transformation costs as an adjustment in Q3 2023 for greater transparency around these costs and have applied the adjustment to prior periods for comparison.
(2) Adjustments to other (income) expense, net reflect non-cash changes in the fair value of warrants liability included in other income (expense), net on our Condensed Consolidated Statements of Operations and Comprehensive Loss.
(3) Net loss margin is calculated by dividing net loss by revenues reported on our Condensed Consolidated Statements of Operations and Comprehensive Loss for the applicable period.
(4) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues reported on our Condensed Consolidated Statements of Operations and Comprehensive Loss for the applicable period.

Revenues
Revenues from our offerings of products and services (based on the new solution groups described above) are as follows:

	Three Months Ended March 31,
(In thousands)	2024 (Unaudited)	% of Revenue	2023 (Unaudited)	% of Revenue	$ Variance	% Variance
Content & Ad Measurement
Syndicated Audience (1)	$64,600	74.4%	$70,466	77.0%	$(5,866)	(8.3)%
Cross-Platform	8,020	9.3%	6,245	6.8%	1,775	28.4%
Total Content & Ad Measurement	72,620	83.7%	76,711	83.8%	(4,091)	(5.3)%
Research & Insight Solutions	14,175	16.3%	14,847	16.2%	(672)	(4.5)%
Total revenues	$86,795	100.0%	$91,558	100.0%	$(4,763)	(5.2)%

(1) Syndicated Audience revenue includes revenue from our movies business, which grew from $8.8 million in the first quarter of 2023 to $9.2 million in the first quarter of 2024.

If we had evaluated revenue based on our old solution groups, revenues from our offerings would have been as follows:

	Three Months Ended March 31,
(In thousands)	2024 (Unaudited)	% of Revenue	2023 (Unaudited)	% of Revenue	$ Variance	% Variance
Digital Ad Solutions	$49,667	57.2%	$50,447	55.1%	$(780)	(1.5)%
Cross Platform Solutions (1)	37,128	42.8%	41,111	44.9%	(3,983)	(9.7)%
Total revenues	$86,795	100.0%	$91,558	100.0%	$(4,763)	(5.2)%

(1) Cross Platform Solutions revenue includes revenue from our movies business, which grew from $8.8 million in the first quarter of 2023 to $9.2 million in the first quarter of 2024.

If we had evaluated revenue in 2023 based on our new solution groups, full-year revenues from our offerings of products and services would have been as follows:

	Three Months Ended (Unaudited)				Year Ended
(In thousands)	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023	% of Total 2023 Revenue
Content & Ad Measurement
Syndicated Audience (1)	$70,466	$69,139	$67,946	$68,550	$276,101	74.4%
Cross-Platform	6,245	8,208	7,664	11,686	33,803	9.1%
Total Content & Ad Measurement	76,711	77,347	75,610	80,236	309,904	83.5%
Research & Insight Solutions	14,847	16,337	15,390	14,865	61,439	16.5%
Total revenues	$91,558	$93,684	$91,000	$95,101	$371,343	100.0%

(1) Syndicated Audience revenue includes revenue from our movies business, which was $8.8 million in the first quarter, $8.8 million in the second quarter, $8.7 million in the third quarter and $9.1 million in the fourth quarter of 2023.